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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

AMERITRADE HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Filed by Ameritrade Holding Corporation
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934
Subject Company: Ameritrade Holding Corporation
Commission File No.: 000-49992

This filing consists of information posted to Ameritrade’s website, emailed and left as a voice message in response to frequently asked questions by Ameritrade stockholders and other individuals.

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

     Ameritrade will pay a special cash dividend of $6.00 per share of Ameritrade Common Stock to holders of record on the record date of the special dividend. The board of directors of Ameritrade will set the record date for the special dividend on a date prior to the closing date of the transaction. Ameritrade and TD currently expect that the transaction will close in approximately six months. The dividend will be paid following the closing of the transaction.

     The shares of Ameritrade Common Stock issuable to TD Bank Financial Group in the transaction will represent approximately 32% of the outstanding shares of Ameritrade after giving effect to the transaction. Following closing, TD Bank Financial Group will commence a tender offer, at a price of at least $16 per share following payment of the special dividend, for a number of shares of TD Ameritrade Common Stock such that, upon successful completion of the offer, TD will own 39.9% of the outstanding TD Ameritrade Common Stock.

Additional Information and Where to Find It

In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68124, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.

Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank, c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.

The tender offer for outstanding shares of Ameritrade common stock described in this document has not commenced. At the time the tender offer is commenced, The Toronto-Dominion Bank and J. Joe Ricketts, if he participates in the tender offer, will file a tender offer statement on Schedule TO with the SEC, and Ameritrade will file a solicitation/recommendation statement on Schedule 14D-9. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that Ameritrade’s security holders should read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Ameritrade’s security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC in connection with the tender offer) will be available at no charge on the SEC’s web site at www.sec.gov.